Exhibit 2.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 24 day of April, 2012 by and between Richard Schaeffer (“Assignor”), SHAF Holdings, LLC, a New York limited liability company (“SHAF Holdings”) and Liquid Holdings Group, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor is the record and beneficial owner of 90% of the membership interests of Liquid Futures, LLC (such membership interests, the “Membership Interests”); and

WHEREAS, Assignor is the managing member of, and holds a majority of the membership interests in, SHAF Holdings; and

WHEREAS, SHAF Holdings is a member of Assignee and a party to that certain Limited Liability Company Agreement of Assignee, dated on or about the date hereof, by and among SHAF Holdings, Schaeffer Holdings, LLC, Ferdinand Holdings, LLC and CMK Keller Holdings, LLC (the “Operating Agreement”) pursuant to which, among other things, SHAF Holdings agreed to cause the Membership Interests to be contributed to Assignee; and

WHEREAS, for and on behalf of SHAF Holdings, Assignor desires to contribute, transfer, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Membership Interests (the “Contribution”), and Assignee desires to accept such Contribution, in each case effective immediately upon receipt of approval from the National Futures Association of Assignee as a principal of Liquid Futures, LLC (the “NFA Approval”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Contribution of the Membership Interests. Effective immediately upon receipt of the NFA Approval (the “Effective Time”), Assignor, for and on behalf of SHAF Holdings, hereby conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to the Membership Interests and Assignee hereby irrevocably accepts such conveyance, assignment, transfer and delivery. For the avoidance of doubt, the parties acknowledge and agree that the Contribution shall be effective immediately upon the Effective Time without any further action required by the parties hereto. The parties further acknowledge and agree that the Contribution shall constitute a Capital Contribution by SHAF Holdings under and as defined in the Operating Agreement.

2. Representations Regarding the Membership Interests. Assignor hereby represents and warrants to Assignee that Assignor is, and immediately prior to the Effective Time will be, the sole record and beneficial owner of the Membership Interests, free and clear of any and all liens, claims, charges and encumbrances.

3. Termination. In the event that the NFA Approval is not received on our prior to December 31, 2012, either party may terminate this Agreement in its entirety by providing written notice of such termination to the other parties.

4. Further Assurances. Each of the parties further agrees, without further consideration, to cause to be performed such lawful acts and to execute such further assignments and other lawful documents as may reasonably request to effectuate fully this Agreement.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws thereof.

7. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

/s/ Richard Schaeffer
Name:	Richard Schaeffer

ASSIGNEE:

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: President

SHAF HOLDINGS:

SHAF HOLDINGS, LLC

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Managing Member